Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into on this 7 day of July, 2011 (the “Execution Date”), by and between CG Holdings Limited, a Cyprus corporation, DUBLICOM Limited, a Cyprus Corporation, DUBLI NETWORK Limited, a BVI Corporation, Lenox Resources LLC, a Delaware company, Lenox Logistik und Service GmbH a German Limited corporation, DubLi Properties LLC, a Delaware company and DubLi.com LLC, a Delaware company (the “Company”), including any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company during the periods described herein (the “Company”), and KENT LEE HOLMSTOEL (“Executive”).

RECITALS

WHEREAS, Executive is presently serving as the Chief Operation Officer (“COO”) of the Company;

WHEREAS, the Company and Executive mutually agree to terminate their contractual relationship;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)	“Base Compensation” shall mean EUR 180,000 per annum.

(b)	“Termination Date” shall mean March 30, 2011.

(c)	“Compensation Shares” shall mean a total of 15,420,716 Shares of the company currently held in trust by the “DubLi.com and Lenox Trust”.

(d)	“Employment Agreement” shall mean that agreement dated October 1, 2009 between the Executive and the Company.

2.           Termination of Services.  Executive and the Company acknowledge and agree as follows:

(a)
The parties hereby agree that Executive’s services with the Company shall terminate as of the Termination Date.  As of the Termination Date, it is mutually agreed by the parties that Executive will no longer be contracted by the Company, will no longer hold any positions or offices with the Company and shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement. Without regard to any other provisions of this Agreement:

(b)	The Company shall pay Executive any earned but unpaid Base Compensation due for periods up through the Termination Date as follows:

100% on the Execution Date

(c)
The Company shall pay Executive a termination fee of US$50,000 payable in equal monthly installments of US$5,000 over a 10 month period starting August 1, 2011 and ending with a final payment on May 1, 2012.

(d)
Following submission within thirty (30) days after the Execution Date of a proper expense report by Executive, the Company shall reimburse Executive for all business expenses reasonably incurred by Executive in connection with the business of the Company prior to the Termination Date.

3.           Stock Compensation for Executives’ Services. In consideration of the early termination of the Executive’s employment agreement, Executive agrees to relinquish all right, title and interest to 6,420,716 of the compensation shares presently held in the “DubLi.com and Lenox Trusts” to which he is a beneficiary.

4.           Preservation of Indemnity and Directors and Officers Insurance rights.  Nothing in this Agreement is intended to, or does, waive Executive’s rights to indemnity and defense from the Company arising out of his duties as an contractor and officer of the Company to the extent that he is entitled to indemnity and defense pursuant to Florida law, the Company’s Articles of Incorporation and the Company’s Bylaws.  This Agreement shall not divest Executive of any liability insurance rights, if any, he may have by virtue of his prior services with the Company.

5.           Releases.

(a)           Executive’s Release of the Company.  Executive releases and discharges the Company, the Company’s present and former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, subsidiaries, predecessors, affiliates, and successors from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which Executive ever had or now has, including but not limited to all claims arising out of or in connection with (i) his services to the Company or termination of services to the Company, including but not limited to any contention that Executive was discriminated or retaliated against, harassed, wrongfully terminated, constructively terminated or injured by the Company in any way or that the Company breached any agreement with Executive or other obligation to Executive, (ii) any illness, injury, impairment, or other physical, mental, psychological or other medical condition, any claim for benefits, including without limitation long term disability benefits, short term disability benefits, other disability benefits, and (iii) any other services-related benefits, including but not limited to all claims for stock or stock-based awards or the value of any stock options. This release includes all federal and state common law claims (including those for contract and tort), and claims under any federal or state statute or ordinance, including, without limitation, the Employee Retirement Security Income Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Services Act, 42 U.S.C. Sec.1981, 42 U.S.C. Sec. 1983, the Family Medical Leave Act, the United States Constitution and the Sarbanes-Oxley Act, 18 U.S.C. Sec. 1514.

(b)           Executive represents that he is unaware of any act taken by himself in his capacity as an contractor or officer of the Company or by any other of the Companies employees as of the date hereof which gives rise to a violation of federal or state law or regulation and which facts have not been previously reported by Executive to the Company management.

(c)           No Assignment of Claims.  Except as authorized by this Agreement, Executive acknowledges and agrees that he has not assigned, transferred or conveyed to any person or entity any claim, demand, liability, obligation or cause of action released by this Agreement.  Executive agrees to indemnify, defend and hold harmless the Company and/or any present or former officers, directors, employees, representatives, attorneys, agents, insurers, parent companies, predecessors, affiliates, subsidiaries or successors of the Company from any claims which may be asserted against them based on, or arising out of, any such assignment, transfer, or conveyance.

6.           Non-Disparagement and Public Announcements Regarding Transition.  Executive agrees not to make any defamatory remarks about the Company (including its employees, officers, directors, agents, products, services, or business practices).  The Executive understands that by agreeing to the provisions of this Section, he is waiving rights guaranteed by the First Amendment of the United States Constitution and State law counterparts.  Executive hereby agrees that the termination of his services is not due to any disagreement with the Company regarding the Company’s operations, practices or policies.

7.           Services Information.  Should Executive desire to have the Company provide any person or entity with any information concerning Executive’s services, Executive shall direct such person or entity to contact the Company’s General Counsel.  The Company shall respond to any such inquiry by confirming: (i) the dates of Executive’s services with the Company, (ii) the titles of Executive’s job positions with the Company, (iii) Executive’s Base Compensation and (iv) that it is the Company’s policy to provide only this information.

8.           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to MediaNet Group Technologies, Inc., Attention General Counsel, at the Company’s principal executive office in Boca Raton, Florida, and (ii) if to the Executive, to the following address:

Urb. Haza del Algarrobo 32
Carretera de Mijas, 2,2 km
29639 Mijas Costa, Malaga

or to such other address as either party hereto may from time to time give notice of to the other.

9.           Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and except as explicitly referenced herein, supersedes all prior agreements whether written or oral, between Executive and the Company.  By way of clarification, unless revoked in accordance with Section 22 hereof, this Agreement hereby terminates any prior services agreements between the Company and the Executive.

10.        Modification; Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and the Company’s Chief Executive Officer. No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Failure or delay on the part of either Party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof.

11.        Confidential Information.  The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by Executive in confidence and as a fiduciary, and  Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to Executive or known by Executive as a consequence of or through his services by the Company (including information conceived, originated, discovered or developed by Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict Executive from disclosing Confidential Information to the extent required by law.

12.        Conflicting Obligations.  The parties certify that each has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude others from complying with the provisions hereof, and further certifies that neither will enter into any such conflicting agreement.

13.        Severability.  The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

14.        No Representations.  Each party represents that it has had the opportunity to consult with an attorney and financial advisor, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by any other party hereto which are not specifically set forth in this Agreement.

15.        Ownership of Developments.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Executive may have in such Work Product. Upon the request of the Company, Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

16.        Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's services hereunder or on the Company's request at any time.

17.        Acknowledgement by Executive.  Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 11, 15 and 16 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in Sections 11, 15 and 16(including without limitation the length of the term of the provisions of Sections 11, 15 and 16) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Sections 11, 15, and 16 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain services commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.   Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 11, 15, and 16. The Executive further acknowledges that the restrictions contained in Sections 11, 15 and 16 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.  In the event that a court of competent jurisdiction shall determine that any provision of Sections 11, 15 and 16 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.  It is recognized and hereby acknowledged by the parties hereto that a breach by Executive of any of the covenants contained in Sections 11, 15 and 16 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 11, 15 and 16 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

18.        Headings.  The headings used herein are for reference only and shall not affect the construction of this Agreement.

19.        Governing Law; Venue. This Agreement is executed and delivered in the State of Florida and shall be construed and enforced in accordance with the laws and decisions of that State, without reference to its choice of law rules.  Each party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Florida sitting in Palm Beach County, Florida and of the United States District Court for the Southern District of Florida for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts.  Each party further agrees that any service of process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20.        Best Efforts.  The parties agree to use their best efforts to give effect to the intent of this Agreement.  Executive agrees to execute such instruments and documents as may be deemed necessary or desirable by the Company to give effect to the terms and conditions of this Agreement.

21.        Counterparts and Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A fax signature page shall be deemed the equivalent of an original for the purpose of effecting this Agreement.

22.        Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of Executive releasing all of his claims. Both parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel and financial advisors of their own choice or that they have voluntarily declined to seek such assistance;

(c)           They understand the terms and consequences of this Agreement and of the release it contains; and

(d)           They are fully aware of the legal and binding effect of this Agreement.

23.        No Third Party Beneficiary.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

24.        Waiver of Jury Trial.  EXECUTIVE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR OTHERWISE IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

25.        Attorneys Fees.  In the event of any litigation between the parties to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs through both the trial level and any applicable appeals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DUBLICOM LIMITED	CG HOLDINGS LIMITED

By:	By:
Panagiota Karaoli	Michael Hansen, Duly Authorized Signatory

DUBLI NETWORK LIMITED	Lenox Logistik und Service GmbH

By:	By:
Deneshar Meade	Kent Lee Holmstoel, Geschäftsführer

EXECUTIVE

Kent Lee Holmstoel